UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2024

Neuraxis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41775	45-5079684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11611 N. Meridian St, Suite 330 Carmel, IN 46032
(Address of principal executive offices)

Registrant’s telephone number, including area code: (812) 689-0791

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NRXS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on November 9, 2023, Neuraxis, Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”), with Flagstaff International, LLC (“Flagstaff International”) for the issuance and purchase of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), at price per share of $2.38. The aggregate purchase price of $3 million was to be paid in 15 monthly installments of $200,000 each, commencing on the later of January 10, 2024 or a date after stockholders approve of an amendment to the Company’s Certificate of Incorporation to authorize the creation of the Series B Preferred Stock (the “Stockholder Approval”). The Series B Preferred Stock is convertible at any time into shares of common stock of the Company without any further consideration. The closing of this transaction is subject to the Stockholder Approval following which the Company will file the Series B Preferred Stock Certificate of Designation with the Secretary of State of the State of Delaware (the “Certificate of Designation”). Following the issuance of the Series B Preferred Stock, it will rank senior to the common stock with respect to payments upon the liquidation, dissolution and winding up of the Company.

As previously disclosed, on February 12, 2024, the Company and Flagstaff International entered into a First Amendment to the SPA (the “First Amendment”). The First Amendment provided for the issuance and purchase of a convertible promissory note with substantially the same terms as the convertible promissory notes issued to other investors in February 2024. Following the date of the Stockholder Approval and the filing of the Certificate of Designation, any amounts paid by Flagstaff International to purchase convertible promissory notes will be converted into shares of Series B Preferred Stock at a conversion price of $2.38 per share. In addition, following the date of the Stockholder Approval and the filing of the Certificate of Designation, all monthly payments will result in the issuance of shares of Series B Preferred Stock rather than the issuance of a convertible promissory note.

In February 2024, the Company and Flagstaff entered into a non-material second amendment to the SPA obligating the Company to file a resale registration statement for the Common Stock underlying the Series B Preferred Stock within fifteen (15) business days following the date of the Stockholder Approval.

On March 22, 2024, the Company and Flagstaff entered into the third amendment to the SPA (the “Amendment”) to increase the investment amount from $3 million to $5 million and to modify the terms from the sale and issuance of the Series B Preferred Stock to the sale and issuance of a convertible promissory note. Pursuant to the Amendment, the SPA was amended to provide that the Company shall sell to Flagstaff International a convertible promissory note (the “Note”) for an aggregate purchase price of $5 million, to be paid to the Company in fifteen (15) monthly installments of differing amounts. Upon obtaining the Stockholder Approval and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, the Note will be convertible into a total of 2,100,841 shares of Series B Preferred Stock in lieu of Flagstaff International funding amounts under the Note to the Company for a purchase amount equal to each monthly purchase amount set forth in the Amendment.

As of the date of this filing, the Company has not yet sought the Stockholder Approval, however, the Company has received a total of $400,000 from Flagstaff. There are thirteen (13) more monthly payments scheduled to be made.

The Company has agreed to use the proceeds from the issuance of the Note solely for the Company’s working capital and general corporate purposes and shall not use any of such proceeds to pay any dividends or distributions or to pay or advance any funds to any of its officers, directors or affiliates.

The foregoing description of the Amendment and the Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and the form or Note, a copy of which are filed with this current report on Form 8-K as Exhibits 10.1 and 10.2 hereto, respectively, and are hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Third Amendment to Securities Purchase Agreement, dated March 22, 2024, between the Company and Flagstaff International, LLC
10.2	Form of Convertible Promissory Note issued to Flagstaff International, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2024	NEURAXIS, INC.

	By:	/s/ Brian Carrico
	Name:	Brian Carrico
	Title:	President and Chief Executive Officer